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                                                            EXHIBIT (a)(1)(xxvi)




                              EMPLOYEE SAVINGS PLAN

                         TAKE-OVER BID INSTRUCTION FORM
                       FOR EMPLOYEES PARTICIPATING IN THE
                   TORONTO-DOMINION BANK EMPLOYEE SAVINGS PLAN

       BEFORE COMPLETING THIS FORM, PLEASE READ THE FOLLOWING INFORMATION

In response to the offer of TD Waterhouse Holdings, Inc. to purchase TD Waterhouse Group, Inc. common shares (the "Shares") at US$9.00 net per share in cash for each outstanding Share (subject to the terms and conditions of the "Offer to Purchase" dated October 17, 2001 (the "Offer"), which is available on the TD Intranet under "TD Internal News" or a hard copy can be obtained by calling the CIBC Mellon Trust Company at 1-800-387-0825), I hereby instruct The Canada Trust Company as trustee of the Employee Savings Plan, (the "Trustee") to tender or not to tender the Shares allocated to my account in the above-noted plan in response to the Offer as follows (PLEASE CHECK ONE BOX BELOW AND COMPLETE):

         IMPORTANT: If you do NOT respond, your Shares will NOT be tendered. Forms returned without a signature and/or box checked will be incomplete, and therefore, will be treated as if no response was provided.

The Offer contemplates that Canadian shareholders may choose to receive the Canadian dollar equivalent of the Offer price. As the Plan can only accept cash in Canadian dollars, if you choose to tender your Shares, the Trustee will choose the Canadian currency option on your behalf.

This document is not a solicitation for the tender of Shares and none of The Toronto-Dominion Bank, The Canada Trust Company or any of their respective affiliates is making any recommendation as to whether any employees of The Toronto-Dominion Bank or any of its affiliates should tender their Shares in the Offer.

        - Please cut and detach the lower portion along the dotted line -
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/ /      I wish to TENDER all of the TD Waterhouse Group, Inc. shares allocated to my account in The Toronto-Dominion Bank Employee Savings Plan in response to the Offer and to choose to receive the proceeds in Canadian funds.

/ / I wish NOT TO TENDER any of the TD Waterhouse Group, Inc. shares allocated to my account in The Toronto-Dominion Bank Employee Savings Plan in response to the Offer.

THIS FORM MUST BE RECEIVED BY 12:00 NOON FRIDAY, NOVEMBER 9, 2001 (UNLESS THE OFFER IS EXTENDED). THE FORM MAY BE MAILED USING THE RETURN ENVELOPE PROVIDED, ALTERNATIVELY TO ENSURE RECEIPT BY THE DEADLINE, YOU MAY WISH TO ARRANGE FOR HAND DELIVERY OR COURIER TO THE FOLLOWING ADDRESS:

         CIBC Mellon Trust Company
         199 Bay Street, Commerce Court West
         Securities Level
         Toronto, ON  M5C 1G9


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                                        PARTICIPANT SIGNATURE


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                                        PRINTED NAME


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                                        ACCOUNT NUMBER/EMPLOYEE NUMBER


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                                        DATE


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                                        DAYTIME TELEPHONE NUMBER